ANNUAL STATEMENT AS TO COMPLIANCE
OFFICER'S CERTIFICATE

Re: Merrill Lynch Mortgage Investors, Inc., Commercial Mortgage Pass-Through Certificates, Series 2006-C1.

In accordance with Section 3.13 of the Pooling and Servicing Agreement, (the “Agreement”) dated May 1, 2006 executed by and between Merrill Lynch Mortgage Investors, Inc. (as “Depositor”), Midland Loan Services, Inc. (as "Master Servicer No. 1"), Wells Fargo Bank, National Association (as “Master Servicer No. 2"), Midland Loan Services, Inc. (as “Special Servicer”), U.S. Bank National Association (as "Trustee") and LaSalle Bank National Association, (as “Certificate Administrator” and "Custodian"), as authorized officer of the Master Servicer, Wells Fargo Bank, National Association, I certify that (I) a review of the activities of the Master Servicer during the preceding calendar year or portion thereof and of its performance under this Agreement has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on such review, the Master Servicer has fulfilled all its obligations under this Agreement in all material respects throughout such year or portion thereof, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status thereof.

Wells Fargo Bank, National Association
“Master Servicer No. 2”

/s/ James B. Scalon

James B. Scanlon
Vice President
Wells Fargo Bank National Association

March 2007 - 700